Exhibit 99.1

For Immediate Release

FOR INFORMATION CONTACT:

Chad C. Braun (cbraun@amreit.com)

AmREIT, (713) 850-1400

AmREIT ANNOUNCES SUCCESSFUL COMPLETION OF THE MERGER WITH REITPLUS AND NOVEMBER DISTRIBUTION

HOUSTON, November 25, 2009 – AmREIT, a Houston-based real estate company that has elected to be taxed as a real estate investment trust, today announced that shareholders of both AmREIT and REITPlus overwhelmingly approved the Company’s merger with and into its affiliate REITPlus, Inc. and the simultaneous name change to AmREIT, Inc. The merger was consummated on November 24, 2009. The AmREIT, Inc. Board of Directors has also approved the November dividend of $0.041667 payable on December 15, 2009 to shareholders of record on November 30, 2009.

Commenting on the Company’s merger, H. Kerr Taylor, AmREIT’s Chief Executive Officer commented: “I am very pleased to announce the success of the merger. Our primary focus for the past eighteen months has been the execution of our strategic plan, Vision 2010. The merger of AmREIT with and into REITPlus is the final step of phase two, which now allows us to focus on phase three – growth and liquidity as the national and commercial real estate market move from recession to recovery.”

AmREIT, Inc. will operate under the direction of a 7-member Board of Directors, with 6 of those members being independent directors. Mr. Taylor will remain the Chief Executive Officer and chairman of the Board of Directors. The management team and Board believe the merger will:

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Simplify the Company’s capital structure, making AmREIT, Inc. more attractive to lenders, national securities exchanges, institutional investors and securities analysts as well as helping us to better weather the deep recession in which our nation finds itself;

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Provide for a more sustainable earnings and liquidity model that will better enable AmREIT, Inc. to pay a stable dividend and lessen the likelihood of liquidity issues and dividend cuts in the future (although no assurances can be given);

•	Facilitate the raising of additional equity and debt to fund the growth anticipated in phase three of Vision 2010;
•	Provide administrative cost savings, including reduced legal, audit and overhead costs;
•	Eliminate conflicts of interest in the allocation of opportunities between AmREIT and REITPlus; and
•	Allow AmREIT shareholders to exchange their shares on a tax-deferred basis, except to the extent of cash paid for fractional shares.

Taylor further stated: “We have a strong portfolio of Irreplaceable Corner properties, a strong management team, and now a strong, conforming capital structure. I would like to personally thank the boards of both AmREIT and REITPlus, our management team and employees, and Bass, Berry & Sims for the hard work and determination that made this step possible.”

About AmREIT

AmREIT, Inc., is a full service real estate company dedicated to providing the highest standard of service and value to its clients, partners and investors. For 25 years, AmREIT has delivered on its vision to become the Irreplaceable Corners™ company through investments, acquisitions, value add developments and management of high quality retail and mixed-use properties. AmREIT is headquartered in Houston, Texas and has an office in Dallas, Texas. To learn more, please visit our website at www.amreit.com.

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which AmREIT operates, management’s beliefs and assumptions made by management. Past performance is not indicative of future returns. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.

For more information, call Chad Braun, Chief Financial Officer of AmREIT, at (713) 850-1400. AmREIT is online at www.amreit.com.

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